Exhibit 99
Audit report
Jo-Ann Stores, Inc. Associate Stock Ownership Plan
REQUIRED INFORMATION
Explanatory Note. This Form 11-K/A is filed to supplement the information provided in the Form 11-K dated and filed on March 31, 2005 of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan and to reflect the fact that it has come to the registrant’s attention that the transitional partner rotational rules were inadvertently misapplied by the Independent Register Public Accounting Firm that audited the accompanying financial statements, a situation which has now been cured. This Amendment includes all of the financial statements originally filed with the Form 11-K. Those financial statements have not been changed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Advisory Committee of Jo-Ann Stores, Inc. and
  Participants of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan
We have audited the accompanying statements of financial condition of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) as of December 31, 2004 and 2003, and the related statements of operations and changes in participants’ contributions for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal conrol over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2004 and 2003, and the changes in its financial condition for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
September 7, 2005

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan

STATEMENTS OF FINANCIAL CONDITION

As of December 31, 2004 and 2003

	2004	2003
ASSETS

Receivable from employer, net	$635,883	$583,809

Total assets	$635,883	$583,809

LIABILITIES

Liability to participants for future Stock purchases	$635,883	$583,809

Total liabilities	$635,883	$583,809

The accompanying notes to financial statements are an integral part of these statements.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan

STATEMENTS OF OPERATIONS AND
CHANGES IN PARTICIPANTS’ CONTRIBUTIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Participant contributions, net	$2,424,612	$2,245,959	$1,756,413
Employer contributions	418,683	391,891	267,731

Total additions	2,843,295	2,637,850	2,024,144

Stock purchases	2,791,221	2,612,604	1,784,874
Change in liability to participants for future Stock purchases	52,074	25,246	239,270

Total deductions	2,843,295	2,637,850	2,024,144

NET ADDITIONS	$—	$—	$—

The accompanying notes to financial statements are an integral part of these statements.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) represents rules adopted April 1, 1999 as part of the Company’s 1998 Incentive Compensation Plan (the Incentive Plan). The Incentive Plan is administered by the Compensation Committee of the Board of Directors (Committee) of Jo-Ann Stores, Inc. (the Company). Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

In 2003, the Company’s shareholders approved the reclassification of its Class A and Class B Common Stock into a single class of stock. Effective November 5, 2003, shares of the single class of Jo-Ann Stores, Inc. Common Stock (Stock) began trading under the symbol “JAS.”

General

The Plan is an employee stock purchase plan that allows participants to acquire a proprietary interest in Stock through payroll deductions. Payroll deductions for the purpose of purchasing Stock are accumulated during two six-month periods, April 1 to September 30 and October 1 to March 31 (Accumulation Periods). At the end of each Accumulation Period, the participants’ accumulated payroll deductions are used to purchase shares, or fractional shares, of Stock. The shares are purchased for a share price equal to 85% of the lesser of (1) the closing price of a share of Stock on the first trading day of the Accumulation Period or (2) the closing price of a share of Stock on the last trading day of the Accumulation Period (Purchase Price).

Subject to limitations set forth in the Incentive Plan, the maximum number of shares which may be purchased under the Plan for any fiscal year of the Company is 1,000,000 shares. Shares purchased under the Plan may be authorized and unissued shares, treasury shares, outstanding shares reacquired in private transactions or open market purchases, or any combination of any of the foregoing, as determined by the Committee. At December 31, 2004 the participants had purchased 1,059,877 shares of stock since the Plan’s inception at a discounted weighted average share price of $8.91.

The Plan is neither qualified under Section 401(a) of the Internal Revenue Code (IRC) of 1986, as amended, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Eligibility

All employees, except temporary and seasonal employees, as defined by the Plan document, are eligible to participate in the Plan. Eligible employees may only enroll in the Plan at the beginning of an Accumulation Period. Employees who are directors or officers of the Company may participate in the Plan only in accordance with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan

NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - DESCRIPTION OF THE PLAN (Continued)

Stock Purchases

On the last trading day of each Accumulation Period, the amount of each participant’s accumulated payroll deductions is applied towards the purchase of shares of Stock. The number of shares purchased is determined by dividing the participant’s total contribution by the per share Purchase Price applicable for that Accumulation Period. Purchased shares of Stock are then issued by the Company and transferred to a brokerage account outside of the Plan in the name of the participant. Participants are required to hold shares for a minimum period of six months following their purchase.

Participant Contributions

Participants may elect to defer 1% to 15% of their “Covered Compensation” (as defined in the Plan) on an after-tax basis for the purchase of Stock with a maximum purchase of the lesser of 2,000 shares per Accumulation Period or $25,000 worth of Stock at fair market value per calendar year. Participants may only change their deduction percentages at the beginning of an Accumulation Period, but may cease making contributions at any time. No interest accrues or is paid on participants’ accumulated payroll deductions. Once made, the Company may use the payroll deductions for any corporate purpose, and the Company has no obligation to segregate employees’ payroll deductions from any other funds of the Company or to hold funds representing the same pending the application thereof to the purchase of shares at the end of each Accumulation Period in accordance with the Plan.

Employer Contributions

The 15% discount from market value granted to Plan participants on the purchase of Stock at the end of each Accumulation Period represents the Company’s non-cash contribution to the Plan. These non-cash contributions amounted to $418,683, $391,891 and $267,731 for the years ended December 31, 2004, 2003 and 2002, respectively.

Participant Refunds

Plan participants may withdraw from the Plan at any time by properly notifying the Company. A participant’s accumulated payroll deductions prior to withdrawal from the Plan will continue to be applied toward the purchase of shares of Stock on the last trading day of the Accumulation Period, or may be refunded in full to the employee at the time of withdrawal from the Plan.

Participants who terminate their employment relationship with the Company are not eligible to continue in the Plan. All payroll deductions accumulated during the Accumulation Period through the date of such cessation of employment will be refunded to the employee or, in the event of the employee’s death, to his or her estate.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan

NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 1 - DESCRIPTION OF THE PLAN (Continued)

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time. Upon termination of the Plan, all payroll deductions not used to purchase Stock would be refunded to Plan participants.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting.

Administrative Expenses

The Company bears all costs in connection with the Plan, including administrative and audit fees as well as all fees associated with the issuance of Stock. Administrative expenses related to the Plan amounted to approximately $24,224, $27,287 and $25,588 for the years ended December 31, 2004, 2003 and 2002, respectively.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Since actual results could differ from those estimates, management revises its estimates and assumptions as better or new information becomes available.

NOTE 3 - INCOME TAX STATUS

The Plan fulfills the requirements of an “employee stock purchase plan” as defined in Section 423 of the IRC. As such, the Plan is not required to file income tax returns or pay income taxes. Under Section 423, a participating employee will recognize no income, and the Company will be entitled to no deduction, for federal income tax purposes when an employee enrolls in the Plan or when a participant purchases shares of Stock under the Plan.